Exhibit 99

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260
e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com

February 28, 2012

SJI Reports Fourth Quarter and Full Year 2011 Results
2011 Economic Earnings Grow 7%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the fourth quarter of 2011 of $37.0 million, or $1.22 per share, as compared with income of $25.7 million, or $0.86 per share, for the fourth quarter of 2010. For the full year of 2011, GAAP income from continuing operations was $89.9 million, or $2.99 per share, as compared with $67.3 million, or $2.25 per share, in the full year of 2010.

On an Economic Earnings basis for the fourth quarter of 2011, SJI reported income from continuing operations of $31.8 million, or $1.05 per share, as compared with $26.2 million, or $0.87 per share, during the same period last year. Income from continuing operations on an Economic Earnings basis for the full year of 2011 was $87.0 million, or $2.89 per share, an increase of 7% as compared with $81.0 million, or $2.70 per share, for the same period last year.

“SJI’s 2011 performance demonstrates the benefit of our portfolio approach to our energy businesses,” said SJI Chairman & CEO Edward J. Graham.  “Strong results from the utility as a result of the full-year net income benefit from the 2010 base rate case and our infrastructure investment programs provided the foundation for 2011 results. Our non-utility businesses offset the challenges in our wholesale gas marketing business with earnings from energy projects during the fourth quarter.  SJI’s future growth is rooted in our continued commitment to utility infrastructure investment programs, our ability to develop non-utility energy projects and the opportunities inherent in the Marcellus,” continued Graham.

Higher margin at the utility coupled with non-utility energy projects that are currently signed and in development have set the stage for earnings growth in 2012. SJI’s goal remains to grow average long-term Economic Earnings and dividends by at least 6% to 7% annually.  Since we last updated these goals in 2006, SJI has averaged growth above its long-term goals.

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SJI Earnings – Add 1	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)
Income from Continuing Operations	$36,986	$25,735	$89,859	$67,285
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(5,023)	1,144	(2,815)	15,068
Realized (Gains)/Losses on Inventory Injection Hedges	(183)	(729)	(61)	(1,370)
Economic Earnings	$31,780	$26,150	$86,983	$80,983

Earnings per Share from Continuing Operations	$1.22	$0.86	$2.99	$2.25
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.16)	0.04	(0.10)	0.50
Realized (Gains)/Losses on Inventory Injection Hedges	(0.01)	(0.03)	0.00	(0.05)
Economic Earnings per Share	$1.05	$0.87	$2.89	$2.70

Utility Business Performance: South Jersey Gas posted net income of $19.3 million for the fourth quarter of 2011 compared with net income of $16.9 million in the fourth quarter of 2010. Net income for the full year of 2011 was $52.9 million, an increase of 20% as compared with $43.9 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. Results for the full year 2011 benefited from the impact of the 2010 base rate case, incremental investments under infrastructure trackers (CIRT) and customer growth.  The fourth quarter comparison between 2011 and 2010 was impacted primarily by the CIRT expenditures and customer growth. These benefits produced higher net margin which offset higher interest costs associated with long-term debt issued during 2010.

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Regulatory Update – Work is progressing on the infrastructure projects approved at the end of March, 2011 by the NJBPU as an extension of the CIRT. The program, which began in 2009 and was extended through October 2012, accelerated planned capital expenditures that enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return of, and a return on, these infrastructure investments as we spend those dollars. In 2011, SJG spent over $6.1 million on CIRT I and $47.7 million on CIRT II projects and experienced a net income benefit of $2.9 million. We anticipate spending an incremental $10.8 million on CIRT II projects in 2012 with a corresponding net income benefit of approximately $0.5 million, depending upon the timing of the CIRT expenditures.

In October 2011, SJG filed a proposal with the NJBPU to extend and increase CIRT II. SJG proposed to spend an incremental $40.0 million in 2012 and $50.0 million in 2013 on gas system improvements. We proposed cost recovery on these improvements to operate the same way as the second CIRT mechanism. SJG expects reductions in the BGSS rate to offset the increase in rates due to the CIRT during that time for our customers. Negotiations with the NJBPU to date have focused on extending CIRT II with incremental investment in 2012 and establishing a longer-term mechanism for 2013 and beyond.

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SJI Earnings – Add 2

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Customer Growth - South Jersey Gas added 3,579 net customers during the 12-month period ended December 31, 2011, for a total of 351,304.  SJG achieved this 1.0% increase in customers primarily through conversions to natural gas from other fuel sources. Given the demonstrated cost advantage to using natural gas as compared to other fuel choices, we anticipate adding over 4,500 customer conversions during 2012. Conversion activity has enabled SJG to consistently produce customer growth well above the industry average.

Non-Utility Results: Our non-utility businesses reported net income from continuing operations on a GAAP basis of $17.7 million for the fourth quarter of 2011 compared with income of $8.9 million in the same period last year. For the full year of 2011, income from continuing operations on a GAAP basis was $37.0 million, compared with $23.4 million for the same period in 2010. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses.

On an Economic Earnings basis, non-utility operations contributed $12.5 million in the fourth quarter of 2011 as compared with $9.3 million last year. For the 12 months ended December 31, 2011, non-utility income from continuing operations on an Economic Earnings basis was $34.1 million, compared with $37.1 million in 2010.

Results for our non-utility businesses are reported under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

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Wholesale Energy – Economic Earnings for the fourth quarter 2011 reflected income of $1.0 million for this upstream business, as compared with income of $6.5 million in the fourth quarter of 2010. On a year-to-date basis, the wholesale energy business produced economic earnings of $5.8 million, as compared with $21.2 million during the full year of 2010. Wholesale gas marketing continues to be impacted by the same thin storage spreads and lack of price volatility experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. Results were further impacted by the adverse effect of unanticipated disruptions on certain pipelines in the Marcellus Shale region caused by well-publicized pipeline constraints. Those constraints were primarily driven by lightening damage to an existing pipeline, and temporary expansion-related disruptions in the third quarter and early fourth quarter. By early November new pipeline capacity came on-line and appears to have alleviated the pipeline constraint.

Last year SJI established a program to acquire Marcellus royalty interests. Through December 31, 2011 we acquired new net royalty interests in approximately 2,200 acres throughout the Marcellus with an average lease royalty interest of 14% for a total investment of approximately $6.0 million. SM Energy’s previously announced sale of their working interest positions in the Marcellus Shale, including Potato Creek to Endeavour International was expected to close in December of 2011; however, it was not consummated. SJI’s working interest in Potato Creek was part of that package. SM Energy disputes Endeavour’s ability to terminate the transaction and SJI is supportive of that position. SJI’s contractual position is unchanged as we continue to hold both our working interest and royalty interest in the 21,000 Potato Creek acres.

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SJI Earnings – Add 3

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Retail Energy– Our downstream businesses added $11.5 million in Economic Earnings to SJI’s bottom line in the fourth quarter of 2011, compared with $2.7 million in the prior-year period. Economic Earnings for the full year of 2011 were $28.3 million as compared with $15.8 million in the full year of 2010. Fourth quarter and year-to-date results were driven by the recognition of a portion of the investment tax credits associated with a number of renewable energy projects. ITC for the fourth quarter 2011 was $12.2 million versus $1.9 million last year. On a year-to-date basis, SJI has recognized $21.4 million of investment tax credits as compared with $9.5 million last year.

Marina Energy completed a number of energy projects during the fourth quarter of 2011. Nine solar projects, producing an aggregate of 9.6 megawatts of electricity located throughout New Jersey, were completed at a net cost of approximately $35.0 million.

Energenic completed construction on its landfill-gas-to-electricity project located in Clark County, NV.  We designed this $34.0 million project to produce 11 megawatts of green electricity under a 20-year contract at Republic Service’s APEX landfill.

Energenic recently announced an agreement to acquire The Energy Network, LLC, the holding company for TEN Companies, Hartford Steam Company and CNE Power I, LLC from Iberdrola USA, Inc. for just over $50.0 million. This deal is anticipated to close in the second quarter, contingent upon FERC and other customary approvals.

The originally-scheduled June opening of the Revel Entertainment Resort in Atlantic City has been accelerated to April, so Energenic’s $160.0 million district central energy facility will begin serving their energy needs earlier than expected. In addition, construction is substantially complete for the new cogeneration facility Energenic is building to enhance the energy production capability at the district energy facility.  We expect this $23.0 million project to be on-line in June. Finally, by the end of the first quarter we expect to have signed six energy project deals that could produce 21.6 megawatts when these projects come on-line throughout 2012.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio was 46% at December 31, 2011, primarily due to borrowing levels supporting our increased level of infrastructure investment in 2011, as compared with 45% at the same point in 2010. Our average equity-to-capitalization ratio was 48% as calculated for the four quarters of 2011 as compared with 49% in 2010. Our goal remains for this ratio to average at least 50% annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, SJI raised equity capital of $8.0 million and $13.4 million during the fourth quarter and full year 2011, respectively.

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SJI Earnings – Add 4

Webcast and Conference Call Details: South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Tuesday, February 28, 2012 at 10:00AM EST to discuss the company’s fourth quarter and full year 2011 results and future prospects. To participate in the conference call, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com , click on Investors and then on the pre-registration link. This will allow you to set-up an event reminder as well as generate a PIN to expedite your inclusion into the conference call when dialing in. Approximately 15 minutes ahead of the scheduled call time, dial 1-888-713-4199, enter the participant pass code 93248407 and the PIN you received during pre-registration. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 68565857. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement: This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

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SJI Earnings – Add 5

About South Jersey Industries: South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services and owns oil, gas and mineral rights in the Marcellus shale region of Pennsylvania. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of gas in storage in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction. The following table presents a reconciliation of income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 6

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$36,986	$25,735	$89,859	$67,285
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(5,023)	1,144	(2,815)	15,068
Realized (Gains)/Losses on Inventory Injection Hedges	(183)	(729)	(61)	(1,370)
Economic Earnings	$31,780	$26,150	$86,983	$80,983

Earnings per Share from Continuing Operations	$1.22	$0.86	$2.99	$2.25
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.16)	0.04	(0.10)	0.50
Realized (Gains)/Losses on Inventory Injection Hedges	(0.01)	(0.03)	0.00	(0.05)
Economic Earnings per Share	$1.05	$0.87	$2.89	$2.70

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

Non-Utility Income From Continuing Operations	$17,683	$8,878	$36,970	$23,361
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(5,023)	1,144	(2,815)	15,068
Realized (Gains)/Losses on Inventory Injection Hedges	(183)	(729)	(61)	(1,370)
Non-Utility Economic Earnings	$12,477	$9,293	$34,094	$37,059

Wholesale Energy Income/(Loss) From Continuing Operations	$8,924	$(5,016)	$10,960	$4,447
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(7,772)	12,288	(5,078)	18,141
Realized (Gains)/ Losses on Inventory Injection Hedges	(183)	(729)	(61)	(1,370)
Wholesale Energy Economic Earnings	$969	$6,543	$5,821	$21,218

Retail Energy Income From Continuing Operations	$8,759	$13,894	$26,010	$18,914
(Minus)/Plus:
Unrealized Mark-to-Market Losses(Gains) on Derivatives	2,749	(11,144)	2,263	(3,073)
Retail Energy Economic Earnings	$11,508	$2,750	$28,273	$15,841

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Increase			Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)
Operating Revenues:
Utility	$108,175	$155,326	$(47,151)	$405,742	$469,407	$(63,665)
Nonutility	90,365	128,143	(37,778)	422,818	455,660	(32,842)

Total Operating Revenues	198,540	283,469	(84,929)	828,560	925,067	(96,507)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	43,234	91,277	(48,043)	181,158	259,808	(78,650)
Nonutility	69,526	107,041	(37,515)	363,834	395,015	(31,181)
Operations	26,713	28,029	(1,316)	100,901	96,042	4,859
Maintenance	3,484	3,102	382	13,122	11,550	1,572
Depreciation	9,221	8,433	788	35,749	34,018	1,731
Energy and Other Taxes	3,095	3,680	(585)	12,189	12,142	47

Total Operating Expenses	155,273	241,562	(86,289)	706,953	808,575	(101,622)

Operating Income	43,267	41,907	1,360	121,607	116,492	5,115

Other Income and Expense	2,679	2,401	278	15,642	4,551	11,091
Interest Charges	(5,621)	(4,990)	(631)	(24,078)	(21,896)	(2,182)

Income Before Income Taxes	40,325	39,318	1,007	113,171	99,147	14,024

Income Taxes	(3,022)	(14,002)	10,980	(22,502)	(28,811)	6,309
Equity in (Loss) Earnings of Affiliated Companies	(317)	419	(736)	(810)	(3,051)	2,241

Income from Continuing Operations	36,986	25,735	11,251	89,859	67,285	22,574

(Loss) Income from Discontinued Operations - (Net of tax benefit)	(84)	(370)	286	(568)	(633)	65

Net Income	36,902	25,365	11,537	89,291	66,652	22,639

Basic Earnings Per Common Share:

Continuing Operations	$1.23	$0.86	$0.37	$3.00	$2.25	$0.75
Discontinued Operations	(0.00)	(0.01)	0.01	(0.02)	(0.02)	0.00

Basic Earnings Per Common Share	$1.23	$0.85	$0.38	$2.98	$2.23	$0.75

Average Shares of Common Stock Outstanding - Basic	30,117	29,873	244	30,000	29,861	139

Diluted Earnings Per Common Share:

Continuing Operations	$1.22	$0.86	$0.36	$2.99	$2.25	$0.74
Discontinued Operations	0.00	(0.01)	0.01	(0.02)	(0.03)	0.01

Diluted Earnings Per Common Share	$1.22	$0.85	$0.37	$2.97	$2.22	$0.75

Average Shares of Common Stock Outstanding - Diluted	30,209	30,008	201	30,086	29,974	112

FOR IMMEDIATE RELEASE